Exhibit 10.1


This letter confirms the terms of the agreement ("Agreement") between SLS International Inc. ("SITI") and the Internet PR Group Inc., ("IPRG").

1. Engagement. SITI has agreed to engage IPRG as an independent contractor and consultant to provide investor relation services to SITI, and IPRG has agreed to provide these services to SITI, subject to the terms and conditions described in this letter.

2. Term. The initial term of the engagement is for a period of one year from the date of this letter. This agreement may be renewed at the end of the initial ter, and at the end of any subsequent renewal term, for successive three-month periods, but only upon written notice by SITI to IPRG that it desires to continue the engagement. Both parties acknowledge that SITI's judgment of the quality of services provided by IPRG will be subjective, and that SITI therefore has the absolute right to determine its satisfaction with these services. Accordingly, there is no obligation, implied or otherwise, of SITI to renew this agreement for successive terms. SITI, in its sole discretion, shall determine whether the services rendered by IPRG pursuant to this agreement are satisfactory, and that SITI has no obligation to renew this agreement for successive terms.

3. Services. IPRG will provide to SITI the following services; ongoing research coverage, update reports, corporate profiles/postcards, coverage announcements for news wires, free access to proprietary investor databases, free access to proprietary broker databases and consultation on securing non proprietary investor and broker databases. IPRG will also be available to provide counseling on style and content of investor relation material (SITI will be responsible for ascertaining that said material meets all jurisdictional and regulatory requirements prior to public distribution) database management, lead generation and lead distribution and report distribution.

IPRG will additionally provide SITI with a premium position on its homepage (standard sized "Watch List" banner on the web site the Internet Stock Review www.internetstockreview.com at no additional cost.

IPRG will additionally distribute to the subscribers of the Internet Stock Review newsletter, all corporate announcements and earnings announcements of SITI, at no additional cost.

IPRG additionally will distribute to the subscribers of the Internet Stock Review newsletter, Press Releases and/or Corporate Profiles created by Good Morning Wall Street at no additional cost. Good Morning Wall Street creates audio and/or video enhanced corporate press releases, corporate announcements and product/service announcements. SITI would have to contract separately with Good Morning Wall Street for the production of any such enhanced services.

4. Costs. SITI will be responsible for all printing and distribution, press release and/or advertising costs recommended by IPRG and pre-approved and prepaid by SITI. SITI will also be responsible for all travel related costs incurred by IPRG when providing its' services as determined by IPRG and pre-approved and prepaid by SITI.

5. Compensation for Services I. SITI will pay IPRG a one-time fee of $15,000 in cash, payable upon commencement.

6. Compensation for Services II. SITI will grant to IPRG 150,00 shares of SITI common stock. IPRG will be granted piggyback registration rights on the registration rights on the registrations (other than a registration statement on Form S-4 or Form S-8) filed subsequent to the date of this contract. All shares granted to IPRG in SITI common stock will be included in the next registration.

IPRG and SITI agree that this compensation is a nonrefundable payment for engagement of services. If SITI decides to terminate this agreement prior to end of the initial term, no refund will be forthcoming to

7. Additional Obligations of IPRG. IPRG agrees that, in connection with its investor relation services to SITI, it will abide by the following conditions:

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a) IPRG will not release any financial or other material information about SITI without prior written consent and approval of SITI.

b) IPRG will not conduct any meetings with financial analysts without informing SITI in writing in advance of the proposed meeting.

c) IPRG will not release any information or data about SITI to any selected person(s), entitie(s) and/or group(s) if IPRG is aware that such information or data has not been or is not concurrently or generally disclosed by the company.

d) After notice to IPRG by SITI of a filing for a proposed public offering of securities, and during any period of restriction on publicity, IPRG shall not engage in any public relations efforts not in the normal course of business without the prior written approval of legal counsel for SITI.

e) IPRg will indemnify SITI from all claims, liability, costs or other expenses (including reasonable attorneys' fees) incurred by SITI as a result of any inaccurate information concerning SITI released by IPRG, unless such information was provided to IPRG by SITI, or as a result of any breach by IPRG of any of the terms and conditions of this agreement.

8. Additional Obligations of the Company. SITI agrees that, in connection with this agreement, it will indemnify IPRG from all clams, liability, costs or other expenses incurred (including reasonable attorneys' fees) incurred by IPRG as a result of any false or intentionally misleading information concerning SITI provided by SITI or any of its officers or directors to IPRG, or as a result of any breach by SITI of any of the terms and conditions of this agreement. If, in SITI's judgment, any material non-public information concerning SITI cannot be revealed, SITI will advise IPRG in writing that a quiet period is in effect.

9. Independent Contractor. IPRG is an independent contractor responsible for compensation of its agents, employees and representatives, as well as all applicable withholding and taxes (including unemployment compensation) and all workers' compensation insurance.

10. Assignment. The rights and obligations of each party to this Agreement may not be assigned without the prior written consent of the other party.

11. Entire Agreement. This letter Agreement between SITI and IPRG contains the entire agreement between them. This Agreement may not be modified or extended except in writing and signed by SITI and IPRG.

12. California Law. This Agreement shall be governed by and construed in accordance with California law.

13. Arbitration and Waiver of Jury Trial. ANY DISPUTE BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT SHALL BE SUBJECT TO BINDING ARBITRATION TO BE HELD IN LOS ANGELES COUNTY, CALIFORNIA BEFORE A RETIRED CALIFORNIA SUPERIOR COURT JUDGE. JUDGMENT ON THE ARBITRATOR'S AWARD SHALL BE FINAL AND BINDING, AND MAY BE ENTERED IN ANY COMPETENT COURT. AS A PRACTICAL MATTER, BY AGREEING TO ARBITRATE ALL PARTIES ARE WAIVING JURY TRIAL.

14. Attorney's Fees. The prevailing party in any arbitration or litigation arising out of or relating to this letter agreement shall be entitled to recover all attorney's fees and all costs (whether or not such costs are recoverable pursuant to California Code of Civil Procedure) as may be incurred in connection with either obtaining or collecting any judgment and/or arbitration award, in addition to any other relief to which that party may be entitled.

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Please sign this letter agreement in the space provided below to indicate your agreement with the terms stated in this letter.

Sincerely,

Internet PR Group, Inc.

By: /s/ illegible
-----------------------
Date: 1.5.2002


ROLAND R. PERRY


President, Internet PR Group, Inc.


AGREED AND ACCEPTED

SLS International Inc.

By: /s/ John Gott
------------------------
Name: John Gott
Title: President